Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Martin Dietrich
President and CEO
607.337.6119

Michael J. Chewens
Chief Financial Officer
607.337.6520

NBT BANCORP INC. SUCCESSFULLY CLOSES MERGER

WITH ALLIANCE FINANCIAL CORPORATION

NORWICH, N.Y. (March 8, 2013) – NBT Bancorp Inc. (NBT) (NasdaqGS: NBTB) announced today the successful closing of its previously announced merger with Alliance Financial Corporation (Alliance) (NasdaqGS: ALNC). Under the terms of the agreement, Alliance merged with and into NBT, with NBT being the surviving corporation of the merger. Additionally, Alliance Bank, N.A., a wholly-owned subsidiary of Alliance, merged with and into NBT Bank, N.A., a wholly-owned subsidiary of NBT, with NBT Bank continuing as the surviving entity.

Under the terms of the merger agreement, each outstanding share of Alliance common stock was converted into the right to receive 2.1779 shares of NBT common stock. In connection with the merger, NBT will issue approximately 10,346,911 million shares of its common stock in exchange for all of the outstanding shares of Alliance common stock.

The merger provides NBT with the addition of $1.4 billion in assets, including $920 million in net loans held for investment, and $1.1 billion in deposits. At December 31, 2012, NBT had assets of $6.0 billion.

Alliance Bank’s 26 branches in the central New York counties of Onondaga, Cortland, Madison, Oneida and Oswego will open as NBT Bank locations on March 11, 2013, following a weekend systems conversion. The addition of the Alliance Bank offices will bring NBT Bank’s total network of banking locations to 161 in five states, including New York, Pennsylvania, Vermont, Massachusetts and New Hampshire.

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